Exhibit 99.1

1-800-FLOWERS.COM® Reports Top and Bottom Line Growth from Continuing Operations for its Fiscal 2013 First Quarter

  Total revenues from continuing operations grew 3.1 percent to $120.9 million driven by Consumer Floral revenue growth of 3.8 percent to $72.8 million and BloomNet revenue growth of 6.8 percent to $19.8 million.
  Gross Margin from continuing operations increased 140 basis points to 41.1 percent driven by 80 and 350 basis point increases in the Company’s Consumer Floral and BloomNet businesses, respectively.
  EBITDA from continuing operations, excluding stock-based compensation expense of $1.0 million, improved approximately $700,000 to a loss of $1.0 million compared with a loss of $1.7 million in the prior period. EPS from continuing operations for the quarter improved $0.01 per share to a loss of $0.07 per share compared with a loss of $0.08 per share in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--October 25, 2012--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenue growth of 3.1 percent to $120.9 million from continuing operations for its fiscal 2013 first quarter ended September 30, 2012, compared with revenues from continuing operations of $117.2 million in the prior year period. The Company said the revenue growth for the quarter – typically the Company’s smallest in terms of revenue due to the lack of gifting holidays during the summer months – was driven by its Consumer Floral division, which increased 3.8 percent to $72.8 million, and its BloomNet business which increased 6.8 percent to $19.8 million, with revenues essentially unchanged in its Gourmet Food and Gift Baskets business compared with the prior year period.

Gross profit margin from continuing operations for the quarter increased 140 basis points to 41.1 percent, compared with 39.7 percent in the prior year period. This growth reflects strong gross margin performance across all three of the Company’s business segments including increases of 80 and 350 basis points in its Consumer Floral and BloomNet businesses, respectively. Operating expense ratio during the quarter was 46.4 percent compared with 46.3 percent in the prior year period.

The combination of these factors resulted in an improvement of $700,000 in EBITDA from continuing operations (excluding stock-based compensation expense of $1.0 million) to a loss of $1.0 million, compared with a loss of $1.7 million in the prior year period. EPS from continuing operations for the quarter improved $0.01 per share to a loss of $0.07 per share, compared with a loss of $0.08 per share in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “The results we achieved in our first quarter – particularly the strong gross margin improvement and enhanced bottom-line metrics – reflect the continued positive trends in our business that we have been seeing for the past seven quarters. Revenue for the first quarter, typically our smallest due to the lack of gift giving holidays during the summer months, benefited from continued market penetration in our Bloomnet business. In this area, our expanded suite of products and services is enabling us to deepen our relationships with our florist members – providing them with unique, incremental sales opportunities, such as our introduction of Fruit Bouquets and our new gift baskets program, as well as industry accredited training seminars designed to help them enhance their profitability through our Floriology Institute. These efforts, among others, have resulted in a growing market position for BloomNet in the wire service business.”

McCann said overall revenue growth for the first quarter was “in line with our expectations on a comparable basis, adjusted for the early shipment of wholesale gift basket orders in the prior year period. In this area, it is important to note that we have seen a year-over-year increase in orders from key existing and new customers for our wholesale gift baskets, with deliveries shifting into our current fiscal second quarter. As a result, we anticipate a positive year-over-year contribution from this business, both top and bottom line, for the current fiscal second quarter and for the full year.”

McCann also pointed out that the fiscal second quarter – which includes the year-end holiday period – is the largest in terms of revenues and profitability for the Company’s Gourmet Food and Gift Basket category. “As we head into the holiday season, we plan to expand our cross-brand marketing and merchandising efforts through our multi-brand website, leveraging the strength of the 1-800-FLOWERS.COM brand, its site traffic and deep customer relationships. In addition, we are excited by the growth opportunities we see in the expansion of our truly original product offerings, such as the launch this quarter of our new Fannie May Berries line -- incredible, superior quality strawberries dipped in real, Fannie May fine chocolate, unlike anything on the market today. With this said, we remain cognizant of the continued challenges in the current environment and, as such, will continue to focus on managing those aspects of our business that we can control and thereby drive enhanced top and bottom-line results.”

Customer Metrics

In terms of key customer metrics from continuing operations, approximately 990,000 e-commerce customers placed orders during the first quarter of fiscal 2013, of which 64 percent were repeat customers. During the quarter, the Company attracted approximately 355,000 new ecommerce customers.

CATEGORY RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods & Gift Baskets business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2013 first quarter, revenues in this category increased 3.8 percent to $72.8 million, compared with $70.1 million in the prior year period. Gross margin for the quarter increased 80 basis points to 38.9 percent, compared with 38.1 percent in the prior year period. Category contribution margin increased 15.4 percent to $6.9 million compared with $6.0 million in the prior year period.
  BloomNet Wire Service: Revenues increased 6.8 percent to $19.8 million, compared with $18.5 million in the prior year period. Gross profit margin increased 350 basis points to 49.6 percent compared with 46.1 percent in the prior year period primarily reflecting continued enhanced monetization of increased order volumes. Category contribution margin increased 26.2 percent to $5.8 million compared with $4.6 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues were essentially unchanged at $28.4 million compared with $28.6 million in the prior year period. This primarily reflects early shipment of some wholesale gift basket orders in the prior year period that shifted to the second quarter in the current year. The Company expects to report an increase in total wholesale gift basket orders for both the current fiscal second quarter and the full year. Gross margin for the fiscal 2013 first quarter was 39.4 percent compared with 39.2 percent in the prior year period. Category contribution margin was a loss of $2.5 million compared with a loss of $1.9 million reflecting the shift in timing of wholesale orders into the second fiscal quarter in the current year.

Company Guidance:

The Company reiterated its top- and bottom-line guidance for fiscal 2013, saying it continues to expect to achieve revenue growth across all three of its business segments with consolidated revenue growth for the year anticipated to be in the mid-single-digit range. Also, based on continued improvements in gross profit margin and operating leverage, the Company anticipates achieving double-digit year-over-year increases in EBITDA and EPS.

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses The Company presents EBITDA and Adjusted EBITDA from continuing operations because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the Mobile Shopping Summit’s “Best Mobile Site of 2011.” 1-800-FLOWERS.COM was also rated number one vs. competitors for customer satisfaction by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); delicious cut-fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); wine gifts from Winetasting.com® (www.winetasting.com); ultra- premium meats from Stockyards.com (www.stockyards.com); as well as exquisite, customizable invitations and personal stationery from FineStationery.com (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for: continued market penetration in its BloomNet wire service business, its ability to build on positive trends including increases in revenue, gross margin and contribution margin in its Consumer Floral business; its ability to achieve continued top and bottom line growth in its BloomNet and Gourmet Food and Gift Baskets categories; its ability to achieve its guidance for consolidated revenue growth for the full year in mid-single digit range along with further improvement in gross profit margin and double-digit year-over-year increases in EBITDA and EPS. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: the Company’s ability to leverage its operating platform and reduce operating expenses; its ability to grow its 1-800-Baskets.com business; its ability to manage the seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, October 25, 2012 at 11:00 a.m. (ET). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. ET on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 37623739.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	September 30, 2012	July 1, 2012
Assets
Current assets:
Cash and equivalents	$5,829	$28,854
Receivables, net	26,751	14,968
Inventories	85,182	55,744
Deferred tax assets	7,161	4,993
Prepaid and other	12,345	11,082
Current assets of discontinued operations	100	100
Total current assets	137,368	115,741

Property, plant and equipment, net	49,140	48,669
Goodwill	47,901	47,901
Other intangibles, net	41,357	41,838
Deferred income taxes	2,822	2,824
Other assets	9,555	7,875
Total assets	$288,143	$264,848

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,334	$17,619
Accrued expenses	46,075	52,535
Current maturities of long-term debt and obligations under capital leases	53,503	15,756
Current liabilities of discontinued operations	110	110
Total current liabilities	118,022	86,020

Long-term debt and obligations under capital leases	9,000	13,500
Other liabilities	3,931	3,580
Total liabilities	130,953	103,100
Total stockholders’ equity	157,190	161,748
Total liabilities and stockholders’ equity	$288,143	$264,848

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Three Months Ended
	September 30, 2012	October 2, 2011
Net revenues:
E-commerce (combined online and telephonic)	$81,461	$78,790
Other	39,407	38,408

Total net revenues	120,868	117,198

Cost of revenues	71,231	70,636

Gross profit	49,637	46,562

Operating expenses:
Marketing and sales	32,990	32,282
Technology and development	5,415	4,752
General and administrative	13,221	12,359
Depreciation and amortization	4,458	4,902

Total operating expenses	56,084	54,295

Operating loss	(6,447)	(7,733)

Interest expense, net	302	822

Loss from continuing operations before income taxes	(6,749)	(8,555)
Income tax benefit from continuing operations	(2,143)	(3,422)
Loss from continuing operations	(4,606)	(5,133)

Loss from discontinued operations, net of tax	-	(85	) (85)
Gain on sale of discontinued operations, net of tax	-	4,478
Income from discontinued operations	-	4,393

Net loss	($4,606)	($740)

Basic and diluted net income (loss) per common share		64,218
From continuing operations	($0.07)	($0.08)
From discontinued operations	0.00	0.07
Net income (loss) per common share	($0.07)	$0.01
Weighted average shares used in the calculation of net income (loss) per common share
Basic	64,505	64,218
Diluted	64,505	64,218

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Three Months Ended
	September 30, 2012	October 2, 2011

Operating activities
Net loss	($4,606)	($740)
Reconciliation of net loss to net cash provided by operations:
Operating activities of discontinued operations	-	1,390
Loss from discontinued operations	-	(85)
Gain on sale of discontinued operations	-	(8,953)
Depreciation and amortization	4,458	4,902
Amortization of deferred financing costs	114	114
Deferred income taxes	(2,166)	963
Bad debt expense	264	227
Stock based compensation	989	1,169
Other non-cash items
Changes in operating items, excluding the effects of acquisitions:	5	58
Receivables	(12,047)	(12,268)
Inventories	(29,438)	(30,304)
Prepaid and other	(1,263)	(2,665)
Accounts payable and accrued expenses	(5,745)	(6,215)
Other assets	(525)	(39)
Other liabilities	351	(60)

Net cash used in operating activities	($49,609)	(52,506)

Investing activities
Acquisitions, net of cash acquired	-	(4,336)
Proceeds from sale of business	-	12,010
Capital expenditures	(4,453)	(3,792)
Purchase of investments	(1,308)	(1,111)
Loss from sale of store	-	219
Other, net	39	29

Net cash (used in) provided by investing activities	(5,722)	3,019

Financing activities
Acquisition of treasury stock	(953)	-
Proceeds from excise of employee stock options	12	-
Proceeds from bank borrowings	37,000	40,000
Repayment of notes payable and bank borrowings	(3,750)	(5,750)
Repayment of capital lease obligations	(3)	(498)

Net cash provided by financing activities	32,306	33,752

Net change in cash and equivalents	(23,025)	(15,735)
Cash and equivalents:
Beginning of period	28,854	21,442

End of period	$5,829	$5,707

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended
	September 30, 2012	October 2, 2011	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$72,777	$70,140	3.8%
BloomNet Wire Service	19,767	18,505	6.8%
Gourmet Food & Gift Baskets	28,406	28,625	-0.8%
Corporate (*)	194	187	3.7%
Intercompany eliminations	(276)	(259)	-6.6%
Total net revenues from continuing operations	$120,868	$117,198	3.1%

	Three Months Ended
	September 30, 2012	October 2, 2011	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$28,292	$26,689	6.0%
	38.9%	38.1%

BloomNet Wire Service	9,800	8,529	14.9%
	49.6%	46.1%

Gourmet Food & Gift Baskets	11,205	11,215	-0.1%
	39.4%	39.2%

Corporate (*)	340	129
	175.3%	68.9%	163.6%

Total gross profit from continuing operations	$49,637	$46,562	6.6%
	(41.1%)	(39.7%)
	Three Months Ended
	September 30, 2012	October 2, 2011	% Change

EBITDA from continuing operations and EBITDA from continuing operations excluding stock-based compensation:
Category Contribution Margin (**)
1-800-Flowers.com Consumer Floral	$6,886	$5,967	15.4%
BloomNet Wire Service	5,796	4,593	26.2%
Gourmet Food & Gift Baskets (***)	(2,487)	(1,926)	29.1%
Category Contribution Margin Subtotal	10,195	8,634	18.1%
Corporate (*)	(12,184)	(11,465)	-6.3%
EBITDA from continuing operations	(1,989)	(2,831)	-29.7%
Add: Stock-based compensation	989	1,169	-15.4%
EBITDA from continuing operations, excluding stock-based compensation	($1,000)	($1,662)	-39.8%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended
	September 30, 2012	October 2, 2011

Reconciliation of net loss from continuing operations to EBITDA from continuing operations and EBITDA from continuing operations excluding stock-based compensation (**):
Net loss from continuing operations	($4,606)	($5,133)
Add:
Interest expense, net	302	822
Depreciation and amortization	4,458	4,902
Income tax expense	-	-
Less:
Income tax benefit	2,143	3,422
EBITDA from continuing operations	($1,989)	($2,831)
Add: Stock-based compensation	989	1,169
EBITDA from continuing operation, excluding stock based compensation	($1,000)	($1,662)

(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

(**) Performance is measured based on category contribution margin or category Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the categories. As such, management’s measure of profitability for these categories does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com